Exhibit 10.1

TRANSITION AND SEPARATION AGREEMENT

This Transition and Separation Agreement (the “Agreement”) by and between Eric Hobbs, Ph.D. (“Executive”) and Berkeley Lights, Inc., a Delaware corporation (the “Company”), is made effective as of the eighth day following the date Executive signs this Agreement (the “Effective Date”) with reference to the following facts:

A. Executive’s services to the Company and its affiliates will end on the Termination Date (as defined below).

B. Executive has agreed to continue to serve as the Company’s Chief Executive Officer while the Company recruits a new Chief Executive Officer, to serve as President of the Company’s Antibody Therapeutics (AbT) division (or comparable title) during the Transition Period (as defined below) and, thereafter, to be available provide consulting services to the Company through the Termination Date.

C. Executive and the Company are parties to a Change in Control and Severance Agreement dated as of July 16, 2020 (the “Severance Agreement”) and an offer letter dated April 4, 2013 (together with the Severance Agreement, the “Prior Agreements”).

D. Executive and the Company desire to establish the obligations of the parties in connection with Executive’s separation from the Company including, without limitation, interim services and all amounts due and owing to Executive.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

1. Chief Executive Officer Employment.

(a) Full-Time Employment Period; Duties. During the period (the “CEO Employment Period”) commencing on the Effective Date and ending on the earlier of (i) the date the Company appoints a new interim or permanent Chief Executive Officer (the “Transition Date”) or (ii) the Termination Date (as defined below), Executive shall remain employed by the Company as the Company’s Chief Executive Officer reporting to the Board of Directors of the Company (the “Board”) and shall continue to serve as a member of the Board. During the CEO Employment Period, Executive shall continue to perform such duties as are customarily associated with the position of Chief Executive Officer and such other duties as are assigned to Executive by the Board. During the CEO Employment Period, Executive will devote Executive’s best efforts and substantially all of Executive’s business time and attention (except for vacation periods and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies) to the business of the Company. For the purposes hereof, “Termination Date” shall mean the earliest of (i) the date the Company terminates Executive’s employment with the Company for Cause (as defined in the Severance Agreement), (ii) the date prior to the Transition Date that Executive voluntarily terminates Executive’s employment with the Company for any reason (each of (i) and (ii), a “Non-Qualifying Termination”), (iii) the date the

Company terminates Executive’s employment with the Company for other than Cause (whether before or during the Transition Period) or on or after the Transition Date that Executive voluntarily terminates Executive’s employment with the Company for any reason and, in each case, commences Consulting Services (as defined below) (a “Simultaneous Employment Termination and Consulting Commencement”) or (iv) the date the Company terminates Executive’s employment with the Company for other than Cause (whether before or during the Transition Period but before December 31, 2022) or on or after the Transition Date and on or before December 31, 2022 that Executive voluntarily terminates Executive’s employment with the Company for any reason and, in each case, does not commence Consulting Services (a “Qualifying Termination”).

(b) Salary, Target Bonus and Benefits Continuation. During the CEO Employment Period, Executive will continue to be paid base salary at the rate in effect on the date of this Agreement in accordance with the Company’s regular payroll procedures, be eligible for a target bonus at the same rate and pursuant to the same terms and conditions in effect as of the date of this Agreement (but pro-rated to reflect any partial year of employment), accrue paid vacation, be eligible for all employee benefit plans available to senior executives of the Company and continue to vest into outstanding equity awards, in each case, in accordance with their terms. All payments made to Executive during the CEO Employment Period will be subject to required withholding taxes and authorized deductions. During the CEO Employment Period and continuing through the later of the tail period applicable to other departing officers of the Company, the Company shall maintain directors and officers liability insurance covering Executive providing the same level of coverage as the directors and officers liability insurance covering other Company executives.

(c) RSU Grant. On the date during the CEO Employment Period that the Company makes its annual refresh equity grant to employees broadly, which is currently projected to occur on February 20, 2022, the Board shall grant Executive an award (the “Transition Award”) comprised of a number of restricted stock units (“RSUs”) having a value of approximately $2,600,000 as of the date of grant (calculated using the same principles as other equity award grants to employees of the Company). The Transition Award will be granted under the Company’s current incentive award plan (the “Plan”) and subject to the terms and conditions of the Plan and an individual RSU agreement, which , for the avoidance of doubt, will require Executive to sell shares issued in settlement of the RSUs to cover associated withholding taxes pursuant to a mandatory broker-assisted sale of the shares in accordance with current Company policy. The Transition Award will vest as to 100% of the RSUs on December 31, 2022, subject to Executive’s continued service to the Company through such date. Notwithstanding the foregoing, in the event Executive’s employment or service relationship with the Company is terminated by the Company for other than Cause prior to December 31, 2022 and Executive delivers to the Company of a copy of the General Release of Claims attached hereto as Exhibit A (the “Release of Claims”) that is signed by Executive on or after the date Executive’s employment or service terminates and becomes effective and irrevocable within 30 days following the date Executive’s employment or service terminates, then the Transition Award shall thereupon vest in full.

(d) Protection of Information. Executive reaffirms Executive’s commitment to remain in compliance with that certain Employee Inventions Assignment and Confidentiality Agreement entered into between Executive and the Company (the “Confidentiality Agreement”), including the noncompetition and exclusive service provisions thereof. Without limiting the foregoing, Executive acknowledges and agrees that, during the CEO Employment Period, Executive shall not, directly or indirectly, become employed by or provide assistance to any competitor of the Company.

(e) Resignation from Board. Upon Executive shall be deemed to have resigned from service on the Board. Executive agrees to execute any additional document or agreement that the Company reasonably determines is necessary or appropriate to give effect to Executive’s resignation from service on the Board.

2. Transition Period.

(a) Transition Period. In the event that the Transition Date occurs prior to the Termination Date, then during the period of time (the “Transition Period”) commencing on the Transition Date and ending on the Termination Date, Executive shall serve as President of the Company’s Antibody Therapeutics (AbT) division (or comparable title) reporting to the Company’s Chief Executive Officer. During the Transition Period, Executive shall perform such duties as are customarily associated with the position of President of Antibody Therapeutics (AbT) division, advising the Company’s Chief Executive Officer and be available to respond to requests for information. During the Transition Period, Executive will devote such time and attention during normal business hours to the business and affairs of the Company as is reasonably necessary to perform Executive’s duties.

(b) Salary, Target Bonus and Benefits Continuation. During the Transition Period, Executive will continue to be paid base salary at the rate in effect on the date of this Agreement in accordance with the Company’s regular payroll procedures, be eligible for a target bonus at the same rate and pursuant to the same terms and conditions in effect as of the date of this Agreement (but pro-rated to reflect any partial year of employment prior to or during the Transition Period), accrue paid vacation, be eligible for all employee benefit plans available to senior executives of the Company and continue to vest into outstanding equity awards, in each case, in accordance with their terms. All payments made to Executive during the Transition Period will be subject to required withholding taxes and authorized deductions.

(c) Protection of Information. During the Transition Period, Executive agrees to remain in compliance with the Confidentiality Agreement, including the noncompetition and exclusive service provisions thereof. Without limiting the foregoing, Executive acknowledges and agrees that, during the Transition Period, Executive shall not, directly or indirectly, become employed by or provide assistance to any competitor of the Company.

(d) SEC Reporting. Executive acknowledges that to the extent required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Executive will have continuing obligations under Section 16(a) and 16(b) of the Exchange Act to report matching transactions, and the Company acknowledges it will file on behalf of the Executive in accordance with current practice if notified by Executive, if any, in Company common stock for six (6) months following the Transition Date. Executive further acknowledges that any transactions by Executive involving Company securities will remain subject to securities laws in all respects, including, without limitation, laws regarding trading on the basis of material nonpublic information.

3. Consulting Period.

(a) Consulting Period. In the event of a Simultaneous Employment Termination and Consulting Commencement, then during the period (the “Consulting Period”) beginning on the Termination Date and ending on the earlier of (a) December 31, 2023 or (b) such date as one or both of the parties notify the other than they will terminate the relationship (such earlier date, the “Consulting Period End Date”), Executive shall commence services with the Company as a consultant advising the Company as reasonably requested by the Company’s Chief Executive Officer or Board and be available to respond to requests for information (the “Consulting Services”), it being understood that Executive may engage in other professional services during the Consulting Period subject to Section 3(b) below. During the Consulting Period, Executive will devote such time and attention during normal business hours to the business and affairs of the Company as is reasonably necessary to perform the Consulting Services, it being understood that the Consulting Services are expected to take no less than 20% of Executive’s business time, measured based on Executive’s average level of service to the Company in the 36 months prior to the Termination Date. In the provision of the Consulting Services, Executive shall have no authority to enter into any agreements or other arrangements in the name or on behalf of the Company or any of its affiliates, or to assume or create any obligation or liability of any kind whatsoever, express or implied, in the name or on behalf of the Company or any of its subsidiaries or to bind the Company or any of its subsidiaries in any way.

(b) Covenants. During the Consulting Period, Executive shall not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. During the Consulting Period, Executive agrees to remain in compliance with the Confidentiality Agreement, including the noncompetition provisions thereof but excluding any exclusive service provisions thereof, provided, that, for the purposes of the Confidentiality Agreement, the terms “employ”, “employment” or any term of similar effect as used in the Confidentiality Agreement shall include Executive’s provision of, or continued availability to provide, the Consulting Services hereunder.

(c) Consulting Fees. During the Consulting Period, the Company shall pay to Executive a monthly retainer of $12,000, pro-rated for any partial month of service. Such retainer shall be paid in arrears to Executive within 10 business days following the end of each month during the Consulting Period. In the event the Consulting Period is terminated by the Company for other than Cause and Executive delivers to the Company of a copy of the Release of Claims that is signed by Executive on or after the Consulting Period End Date and becomes effective and irrevocable within 30 days following the Consulting Period End Date, then the Company shall continue to pay Executive the monthly retainer provided in this Section 3(c) through December 31, 2023.

(d) Equity Awards. During the Consulting Period, options to purchase Company common stock (“Options”) and awards of restricted stock units (“RSU Awards”) held by Executive shall remain outstanding and continue to vest based on the Consulting Services in accordance with the vesting schedules then in effect. In addition, each Option shall remain exercisable based on the Consulting Services in accordance with the terms of the option agreement governing such Option (each, an “Option Agreement”). In the event the Consulting Period is terminated by the Company for other than Cause and Executive delivers to the Company of a copy of the Release of Claims that is signed by Executive on or after the Consulting Period End Date and becomes effective and irrevocable within 30 days following the Consulting Period End Date, then the vesting of each of Executive’s Options and RSU Awards shall immediately accelerate in respect of that number of shares that would have vested through December 31, 2023 had Executive’s services continued through such date and each vested Option (after giving effect to the foregoing acceleration) shall remain exercisable through March 31, 2024. Executive acknowledges and agrees that any Option that constitutes an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) shall cease to qualify for favorable tax treatment as an “incentive stock option” upon Executive’s signature to this Agreement. The Option Agreements and each agreement evidencing Executive’s RSU Awards (collectively, the “RSU Agreements”) shall be deemed amended to the extent necessary to reflect this Section 3(d).

(e) Benefits. As an independent contractor, Executive understands and agrees that, while performing any services for the Company after the Termination Date, Executive shall not be eligible to participate in or accrue benefits under any Company benefit plan for which status as an employee of the Company is a condition of such participation or accrual. To the extent that Executive was deemed eligible to participate, as an employee, in any Company benefit plan, he hereby waives his participation. Notwithstanding the foregoing, Executive may, if eligible, elect to continue healthcare coverage at Executive’s expense in accordance with the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).

(f) Independent Contractor Status. Executive and the Company acknowledge and agree that, during the Consulting Period, Executive shall be an independent contractor. During the Consulting Period and thereafter, Executive shall not be an agent or employee of the Company and shall not be authorized to act on behalf of the Company. Personal income and self-employment taxes for Consulting Fees and Options and RSUs that vest during the Consulting Period shall be the sole responsibility of Executive. Executive agrees to indemnify and hold the Company and the other entities released herein harmless for any tax claims or penalties resulting from any failure by Executive to make required personal income and self-employment tax payments with respect to such Consulting Fees and Options and RSUs.

4. Final Paycheck; Payment of Accrued Wages and Expenses.

(a) Final Paycheck. As soon as administratively practicable on or after the Termination Date, the Company will pay Executive all accrued but unpaid base salary earned through the Termination Date, including all accrued PTO, subject to standard payroll deductions and withholdings. Executive is entitled to these payments regardless of whether Executive executes this Agreement or the Release of Claims (as defined below).

(b) Business Expenses. The Company shall reimburse Executive for all outstanding expenses incurred prior to the Termination Date that are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documenting such expenses. Executive is entitled to these reimbursements regardless of whether Executive executes this Agreement or the Release of Claims.

(c) No Additional Benefits for Non-Qualifying Termination. In the event Executive experiences a Non-Qualifying Termination, then Executive shall not be entitled to any compensation or benefits except as specifically provided in Section 4(a) and 4(b) above.

5. Separation Payments and Benefits. Without admission of any liability, fact or claim, the Company hereby agrees, subject to (i) this Agreement becoming effective, (ii) Executive experiencing a Qualifying Termination; (iii) the delivery to the Company of a copy of the Release of Claims that is signed by Executive on or after the Termination Date and becomes effective and irrevocable within 30 days following the Termination Date, and (iv) Executive’s not being in breach of the Confidentiality Agreement, to provide Executive the severance benefits set forth below. Specifically, the Company and Executive agree as follows:

(a) Severance. During the Severance Period (as defined below), the Company shall continue to pay Executive Executive’s base salary at the rate in effect immediately prior to the Termination Date. Such payments shall be made in accordance with the Company’s standard payroll practices, less applicable withholdings, beginning on the first payroll date following the date the Release of Claims becomes effective and irrevocable and with the first installment including any amounts that would have been paid had the Release of Claims been effective and irrevocable on the Termination Date. For the purposes hereof, “Severance Period”

shall mean the period commencing on the Termination Date and ending on the (i) the first anniversary of the Termination Date in the event the Termination Date occurs on or prior to the Transition Date, provided, that if the Qualifying Termination is as the result of a termination of Executive’s employment by the Company for other than Cause during a Change in Control Period (as defined in the Severance Agreement) the Severance Period shall end on the 18-month anniversary of the Termination Date and (ii) the 9-month anniversary of the Termination Date in the event the Termination Date occurs during the Transition Period, provided, that if the Qualifying Termination is as the result of a termination of Executive’s employment by the Company for other than Cause during a Change in Control Period the Severance Period shall end on the first anniversary of the Termination Date.

(b) Target Bonus. If the Qualifying Termination is as the result of a termination of Executive’s employment by the Company for other than Cause outside of a Change in Control Period, then Executive shall be entitled to receive a pro-rated portion of Executive’s annual performance bonus (based on actual achievement of performance goals, if any) for the applicable year, to be paid at the same time related bonuses are paid to other Company executives. If the Qualifying Termination is as the result of a termination of Executive’s employment by the Company for other than Cause during a Change in Control Period, Executive shall be entitled to receive an amount equal to the product of the Applicable Multiple (as defined below) times Executive’s target annual bonus assuming achievement of performance goals at one hundred percent (100%) of target at the rate in effect immediately prior to the Termination Date, payable in a cash lump sum, less applicable withholdings, on the first payroll date following the date the Release of Claims becomes effective and irrevocable. For the purposes hereof, “Applicable Multiple” shall mean 1.5 in the event the Qualifying Termination occurs on or prior to the Transition Date and 1 in the event the Qualifying Termination occurs during the Transition Period.

(c) Continued Healthcare. If Executive timely elects to receive continued healthcare coverage pursuant to the provisions of COBRA, the Company shall directly pay, or reimburse Executive for, the Company’s portion of the premium (at the same rates in effect on the Termination Date) for Executive and Executive’s covered dependents through the earlier of (i) the last day of the Severance Period and (ii) the date Executive and Executive’s covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s). Notwithstanding the foregoing, (i) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”) under Treasury Regulation Section 1.409A-1(a)(5), or (ii) the Company is otherwise unable to continue to cover Executive under its group health plans without penalty under applicable law (including without limitation, Section 2716 of the Public Health Service Act), then, in either case, an amount equal to each remaining Company subsidy shall thereafter be paid to Executive in substantially equal monthly installments. After the Company ceases to pay premiums pursuant to this Section 5(b), Executive may, if eligible, elect to continue healthcare coverage at Executive’s expense in accordance with the provisions of COBRA. Executive shall notify the Company immediately if Executive becomes covered by a group health plan of a subsequent employer.

(d) Equity Awards. If the Qualifying Termination is as the result of a termination of Executive’s employment by the Company for other than Cause outside of a Change in Control Period, then the vesting of each of Executive’s Options and RSU Awards shall immediately accelerate in respect of that number of shares that would have vested through December 31, 2023 had Executive’s services continued through such date and each vested Option (after giving effect to the foregoing acceleration) shall remain exercisable through March 31, 2024.

(e) If the Qualifying Termination is as the result of a termination of Executive’s employment by the Company for other than Cause during a Change in Control Period, each outstanding and unvested equity award (excluding any such awards that vest in whole or in part based on the attainment of performance-vesting conditions), including, without limitation, each restricted stock, stock option, restricted stock unit and stock appreciation right, held by Executive shall automatically become vested and, if applicable, exercisable and any forfeiture restrictions or rights of repurchase thereon shall immediately lapse with respect to one percent (100%) of the shares subject thereto, as of immediately prior to the Termination Date. To give effect to the foregoing, upon the Termination Date, (i) the vested portion of such equity awards shall remain outstanding and/or be exercisable for the period(s) of time set forth in the applicable equity award agreements, (ii) Executive’s outstanding equity awards shall cease vesting, and (iii) the unvested shares subject to Executive’s outstanding equity awards shall remain outstanding (but unvested) until the earlier to occur of (A) the original expiration date of the equity award and (B) forty five (45) day anniversary of the Termination Date (the “Equity Award Period”). In the event a Change in Control (as defined in the Severance Agreement) has not been consummated by end of the Equity Award Period, then the unvested portion of Executive’s equity awards shall terminate immediately without further action as of such date.

(f) Sole Separation Benefit. Executive agrees that the payment provided by this Section 5 is not required under the Company’s normal policies and procedures and are provided as a severance solely in connection with this Agreement. Executive acknowledges and agrees that the payment referenced in this Section 4 constitutes adequate and valuable consideration, in and of itself, for the promises contained in this Agreement and the Release of Claims.

6. Full Payment. Executive acknowledges that the payment and arrangements herein shall constitute full and complete satisfaction of any and all amounts properly due and owing to Executive as a result of Executive’s employment with the Company and the termination thereof. Executive further acknowledges that, other than the Confidentiality Agreement, the Option Agreements (as amended hereby), the RSU Agreements (as amended hereby) and Executive’s indemnification agreement with the Company (the “Indemnification Agreement”) (collectively, the “Surviving Agreements”), this Agreement shall supersede each other agreement entered into between Executive and the Company regarding Executive’s employment, including, without limitation, the Severance Agreement and Offer Letter, and each such agreement, but not the Surviving Agreements, shall be deemed terminated and of no further effect as of the Effective Date.

7. Executive’s Release of the Company. Executive understands that by agreeing to the release provided by this Section 7, Executive is agreeing not to sue, or otherwise file any claim against, the Company or any of its employees or other agents for any reason whatsoever based on anything that has occurred as of the date Executive signs this Agreement.

(a) On behalf of Executive and Executive’s heirs, assigns, executors, administrators, trusts, spouse and estate, Executive hereby releases and forever discharges the “Releasees” hereunder, consisting of the Company, Parent and each of their respective owners, affiliates, subsidiaries, predecessors, successors, assigns, agents, directors, officers, partners, employees, and insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which Executive now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof, including, without limiting the generality of the foregoing, any Claims arising out of, based upon, or relating to Executive’s hire, employment, remuneration or resignation by the Releasees, or any of them, Claims arising under federal, state, or local laws relating to employment, Claims of any kind that may be brought in any court or administrative agency, including any Claims arising under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000, et seq.; Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; Civil Rights Act of 1866, and Civil Rights Act of 1991; 42 U.S.C. § 1981, et seq.; Equal Pay Act, as amended, 29 U.S.C. § 206(d); regulations of the Office of Federal Contract Compliance, 41 C.F.R. Section 60, et seq.; the Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, as amended, 29 U.S.C. § 2101 et seq.; the California Fair Employment and Housing Act, as amended, Cal. Lab. Code § 12940 et seq.; the California Equal Pay Law, as amended, Cal. Lab. Code §§ 1197.5(a),199.5; the Moore-Brown-Roberti Family Rights Act of 1991, as amended, Cal. Gov’t Code §§12945.2, 19702.3; California Labor Code §§ 1101, 1102; the California WARN Act, California Labor Code §§ 1400 et. seq; California Labor Code §§ 1102.5(a),(b); claims for wages under the California Labor Code and any other federal, state or local laws of similar effect; the employment and civil rights laws of California; Claims for breach of contract; Claims arising in tort, including, without limitation, Claims of wrongful dismissal or discharge, discrimination, harassment, retaliation, fraud, misrepresentation, defamation, libel, infliction of emotional distress, violation of public policy, and/or breach of the implied covenant of good faith and fair dealing; and Claims for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.

(b) Notwithstanding the generality of the foregoing, Executive does not release the following claims:

(i) Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

(ii) Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;

(iii) Claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA;

(iv) Claims to any benefit entitlements vested as the date of Executive’s employment termination, pursuant to written terms of any Company employee benefit plan;

(v) Claims for indemnification under any indemnification agreement (including the Indemnification Agreement), the Company’s Bylaws, California Labor Code Section 2802 or any other applicable law; and

(vi) Executive’s right to bring to the attention of the Equal Employment Opportunity Commission claims of discrimination; provided, however, that Executive does release Executive’s right to secure any damages for alleged discriminatory treatment.

(c) EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

BEING AWARE OF SAID CODE SECTION, EXECUTIVE HEREBY EXPRESSLY WAIVES ANY RIGHTS EXECUTIVE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

8. Post-Employment Obligations.

(a) Non-Disparagement. Executive agrees that Executive shall not disparage, criticize or defame the Company, its affiliates and their respective affiliates, directors, officers, agents, partners, stockholders, employees, products, services, technology or business, either publicly or privately. The Company agrees that it shall not, and it shall instruct its officers and members of its Board to not, disparage, criticize or defame Executive, either publicly or privately. Nothing in this Section 8(a) shall have application to any evidence or testimony required by any court, arbitrator or government agency.

(b) Return of Company Property. Executive warrants and represents that, not later than five (5) business days after the Termination Date or, solely in the event Executive commences Consulting Services, the end of the Consulting Period, Executive will turn over to the Company all physical or personal property that are the property of the Company and that Executive had in Executive’s possession, custody or control.

9. Executive Representations. Executive warrants and represents that (a) Executive has not filed or authorized the filing of any complaints, charges or lawsuits against the Company or any affiliate of the Company with any governmental agency or court, and that if, unbeknownst to Executive, such a complaint, charge or lawsuit has been filed on Executive’s behalf, Executive will immediately cause it to be withdrawn and dismissed, (b) Executive has been paid all compensation, wages, bonuses, commissions, and/or benefits to which Executive may be entitled and no other compensation, wages, bonuses, commissions and/or benefits are due to Executive, except as provided in this Agreement, (c) Executive has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act or any similar state law, (d) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which Executive is a party or any judgment, order or decree to which Executive is subject, and (e) upon the execution and delivery of this Agreement by the Company and Executive, this Agreement will be a valid and binding obligation of Executive, enforceable in accordance with its terms.

10. No Assignment by Executive. Executive warrants and represents that no portion of any of the matters released herein, and no portion of any recovery or settlement to which Executive might be entitled, has been assigned or transferred to any other person, firm or corporation not a party to this Agreement, in any manner, including by way of subrogation or operation of law or otherwise. If any claim, action, demand or suit should be made or instituted against the Company or any other Releasee because of any actual assignment, subrogation or transfer by Executive, Executive agrees to indemnify and hold harmless the Company and all other Releasees against such claim, action, suit or demand, including necessary expenses of investigation, attorneys’ fees and costs. In the event of Executive’s death, this Agreement shall inure to the benefit of Executive and Executive’s executors, administrators, heirs, distributees, devisees, and legatees. None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only upon Executive’s death by will or operation of law.

11. Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of California or, where applicable, United States federal law, in each case, without regard to any conflicts of laws provisions or those of any state other than California.

12. Miscellaneous. This Agreement, together with the Surviving Agreements, comprises the entire agreement between the parties with regard to the subject matter hereof and supersedes, in their entirety, any other agreements between Executive and the Company with regard to the subject matter hereof, including, without limitation, the Severance Agreement. Executive acknowledges that there are no other agreements, written, oral or implied, and that Executive may not rely on any prior negotiations, discussions, representations or agreements. This Agreement may be modified only in writing, and such writing must be signed by both parties containing a recital that it is intended to modify this Agreement. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. For the avoidance of doubt, Executive acknowledges and agrees that nothing in this Agreement shall trigger Good Reason (as defined in the Severance Agreement) or any term of like import to resign Executive’s employment.

13. Company Assignment and Successors. The Company shall assign its rights and obligations under this Agreement to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise), and shall cause any such successor to expressly assume its obligations hereunder. This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns, personnel and legal representatives. And any failure to assign shall be considered a breach by the Company of this Agreement.

14. Maintaining Confidential Information. Executive reaffirms Executive’s obligations under the Confidentiality Agreement, which shall remain in effect during the Pre-Closing Period, the Advisory Period and thereafter in accordance with its terms. Executive acknowledges and agrees that the benefits provided in Section 4 above shall be subject to Executive’s continued compliance with the Confidentiality Agreement. For the avoidance of doubt, nothing in the Confidentiality Agreement or this Agreement will be construed to prohibit Executive from filing a charge with, reporting possible violations to, or participating or cooperating with any governmental agency or entity, including but not limited to the EEOC, the Department of Justice, the Securities and Exchange Commission, Congress, or any agency Inspector General, or making other disclosures that are protected under the whistleblower, anti-discrimination, or anti-retaliation provisions of federal, state or local law or regulation. Executive does not need the prior authorization of the Company to make any such reports or disclosures, and Executive is not required to notify the Company that Executive has made such reports or disclosures. Furthermore, in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in the Confidentiality Agreement or this Agreement: (a) Executive shall not be in breach of this Agreement, and shall not be held criminally or civilly liable under any federal or state trade secret law (i) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (b) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney, and may use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

15. Section 409A of the Code. This Agreement is intended, to the greatest extent permitted under law, to comply with the short-term deferral exemption provided in Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other interpretative guidance issued thereunder (“Section 409A”) such that no benefits or payments under this Agreement are subject to Section 409A. Notwithstanding anything herein to the contrary, the timing of any payments under this Agreement shall be made consistent with such exemption. Executive’s right to receive a series of installment payments under this Agreement, if any, shall be treated as a right to receive a series of separate payments. To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A, including without limitation any such regulations or other guidance that may be issued after the Termination Date. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any amounts payable hereunder may be subject to Section 409A, the Company may, to the extent permitted under Section 409A cooperate in good faith to adopt such amendments to this Agreement or adopt other appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company determines are necessary or appropriate to avoid the imposition of taxes under Section 409A; provided, however, that this Section 14 shall not create an obligation on the part of the Company to adopt any such amendment, policy or procedure or take any such other action, nor shall the Company have any liability for failing to do so. To the extent that any reimbursements payable pursuant to this Agreement are subject to the provisions of Section 409A, such reimbursements shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

16. Executive’s Cooperation. After the Termination Date, Executive shall cooperate with the Company and its affiliates, upon the Company’s reasonable request, with respect to any internal investigation or administrative, regulatory or judicial proceeding involving matters within the scope of Executive’s duties and responsibilities to the Company or its affiliates during his employment with the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s reasonable request to give testimony without requiring service of a subpoena or other legal process, and turning over to the Company all relevant Company documents which are or may have come into Executive’s possession during his employment); provided, however, that (i) any such request by the Company shall not be unduly burdensome or interfere with Executive’s personal schedule or ability to engage in gainful employment and (ii) this provision shall not apply to any such investigation or proceeding that arises out of or relates to a dispute between Executive and the Company and/or any of its affiliates.

(Signature page(s) follow)

IN WITNESS WHEREOF, the undersigned have caused this Transition and Separation Agreement to be duly executed and delivered as of the date indicated next to their respective signatures below.

DATED: February 18, 2022
/s/ Eric Hobbs
Eric Hobbs, Ph.D.

DATED: February 18, 2022

	By:	/s/ Greg Lucier
Greg Lucier
Chairman of the Board

[Signature Page to Transition and Separation Agreement]

EXHIBIT A

GENERAL RELEASE OF CLAIMS

This General Release of Claims (“Release”) is entered into as of _________________, 202__, between Eric Hobbs, Ph.D. (“Executive”) and Berkeley Lights, Inc., a Delaware corporation (the “Company” and, together with Executive, the “Parties”), effective as of the eighth (8th) day after the date of Executive’s signature hereto.

1. Executive’s Release of the Company. Executive understands that by agreeing to this Release, Executive is agreeing not to sue, or otherwise file any claim against, the Company or any of its directors, officers, employees, investors or other agents for any reason whatsoever based on anything that has occurred in connection with his employment or other relationship with the Company and the conclusion of that employment or other relationship that the Company as of the date Executive signs this Release.

(a) On behalf of Executive and Executive’s heirs, assigns, executors, administrators, trusts, spouse and estate, Executive hereby releases and forever discharges the “Releasees” hereunder, consisting of the Company and each of its owners, affiliates, subsidiaries, predecessors, successors, assigns, agents, directors, officers, partners, employees, and insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which Executive now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof, including, without limiting the generality of the foregoing, any Claims arising out of, based upon, or relating to Executive’s hire, employment, remuneration or resignation by the Releasees, or any of them, Claims arising under federal, state, or local laws relating to employment, Claims of any kind that may be brought in any court or administrative agency, including any Claims arising under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000, et seq.; Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621, et seq.; Civil Rights Act of 1866, and Civil Rights Act of 1991; 42 U.S.C. § 1981, et seq.; Equal Pay Act, as amended, 29 U.S.C. § 206(d); regulations of the Office of Federal Contract Compliance, 41 C.F.R. Section 60, et seq.; the Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, as amended, 29 U.S.C. § 2101 et seq.; the California Fair Employment and Housing Act, as amended, Cal. Lab. Code § 12940 et seq.; the California Equal Pay Law, as amended, Cal. Lab. Code §§ 1197.5(a),199.5; the Moore-Brown-Roberti Family

Rights Act of 1991, as amended, Cal. Gov’t Code §§12945.2, 19702.3; California Labor Code §§ 1101, 1102; the California WARN Act, California Labor Code §§ 1400 et. seq; California Labor Code §§ 1102.5(a),(b); Claims for wages under the California Labor Code and any other federal, state or local laws of similar effect; the employment and civil rights laws of California; Claims for breach of contract; Claims arising in tort, including, without limitation, Claims of wrongful dismissal or discharge, discrimination, harassment, retaliation, fraud, misrepresentation, defamation, defamation, infliction of emotional distress, violation of public policy, and/or breach of the implied covenant of good faith and fair dealing; and Claims for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.

(b) Notwithstanding the generality of the foregoing, Executive does not release the following claims:

(i) Claims to enforce Executive’s rights under the Transition and Separation Agreement entered into between the Company and Executive on February 18, 2022 (the “Transition and Separation Agreement”).

(ii) Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

(iii) Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;

(iv) Claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA;

(v) Claims to any benefit entitlements vested as the date of Executive’s employment termination, pursuant to written terms of any Company or affiliate employee benefit plan, program or policy;

(vi) Claims for indemnification under any indemnification agreement including the Indemnification Agreement (as defined in the Transition and Separation Agreement), the Company’s Bylaws or any other applicable law; and

(vii) Executive’s right to bring to the attention of the Equal Employment Opportunity Commission claims of discrimination; provided, however, that Executive does release Executive’s right to secure any damages for alleged discriminatory treatment.

(c) Acknowledgement. In accordance with the Older Workers Benefit Protection Act of 1990, Executive has been advised of the following:

(i) Executive should consult with an attorney before signing this Agreement;

(ii) Executive has been given at least twenty-one (21) days to consider this Agreement;

(iii) Executive has seven (7) days after signing this Release to revoke it. If Executive wishes to revoke this Release, Executive must deliver notice of Executive’s revocation in writing, no later than 5:00 p.m. PT on the 7th day following Executive’s execution of this Release to Greg Lucier, Chairman of the Board of Directors. Executive understands that if Executive revokes this Agreement, it will be null and void in its entirety, and Executive will not be entitled to any payments or benefits provided in the Transition and Separation Agreement, other than as provided in Section 5 thereof.

(d) EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

BEING AWARE OF SAID CODE SECTION, EXECUTIVE HEREBY EXPRESSLY WAIVES ANY RIGHTS EXECUTIVE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

2. Executive Representations. Executive warrants and represents that (a) he has not filed or authorized the filing of any complaints, charges or lawsuits against the Company or any of its affiliates with any governmental agency or court, and that if, unbeknownst to Executive, such a complaint, charge or lawsuit has been filed on his behalf, he will immediately cause it to be withdrawn and dismissed, (b) Executive has been paid all compensation, wages, bonuses, commissions, and/or benefits to which Executive may be entitled and no other compensation, wages, bonuses, commissions and/or benefits are due to Executive, except as provided in Sections 4 and 5 of the Transition and Separation Agreement, (c) Executive has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act or any similar state law, (d) the execution, delivery and performance of this Release by Executive does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which Executive is a party or any judgment, order or decree to which Executive is subject, and (e) upon the execution and delivery of this Release by the Company and Executive, this Release will be a valid and binding obligation of Executive, enforceable in accordance with its terms.

3. Maintaining Confidential Information. Executive reaffirms Executive’s obligations under the Confidentiality Agreement (as defined in the Transition and Separation Agreement). Executive acknowledges and agrees that the payments provided in Section 5 of the Transition and Separation Agreement shall be subject to Executive’s continued compliance with Executive’s obligations under the Confidentiality Agreement.

4. Cooperation With the Company. Executive reaffirms Executive’s obligations to cooperate with the Company pursuant to Section 16 of the Transition and Separation Agreement.

5. Severability. The provisions of this Release are severable. If any provision is held to be invalid or unenforceable, it shall not affect the validity or enforceability of any other provision.

6. Choice of Law. This Release shall in all respects be governed and construed in accordance with the laws of the State of California, including all matters of construction, validity and performance, without regard to conflicts of law principles.

7. Integration Clause. This Release and the Transition and Separation Agreement contain the Parties’ entire agreement with regard to the transition and separation of Executive’s employment, and supersede and replace any prior agreements as to those matters, whether oral or written. This Release may not be changed or modified, in whole or in part, except by an instrument in writing signed by Executive and the Chief Executive Officer of the Company.

8. Execution in Counterparts. This Release may be executed in counterparts with the same force and effectiveness as though executed in a single document. Facsimile signatures shall have the same force and effectiveness as original signatures.

9. Intent to be Bound. The Parties have carefully read this Release in its entirety; fully understand and agree to its terms and provisions; and intend and agree that it is final and binding on all Parties.

(Signature page(s) follow)

IN WITNESS WHEREOF, and intending to be legally bound, the Parties have executed the foregoing on the dates shown below.

DATED: _______________, 2022
Eric Hobbs, Ph.D.
DATED: _______________, 2022
By:
Greg Lucier
Chairman of the Board